Exhibit 99.1

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Appoints Gino Chouinard to COO and Frank Puñal to CFO

West Palm Beach, Florida – February 25, 2009 – The board of directors of HearUSA (AMEX: EAR), the recognized leader in hearing care for the nation's top managed care providers through over 200 company-owned hearing care centers and a network of over 1,900 affiliated providers, has appointed the company’s president, Gino Chouinard, to the new, additional position of chief operating officer. Former chief accounting officer, Frank Puñal, has assumed the position of chief financial officer from Chouinard.

“These management changes recognize the extraordinary performance both Gino and Frank have demonstrated since they were both appointed to new positions last year – Gino as president and Frank as CAO,” said Stephen J. Hansbrough, chairman of the board and CEO of HearUSA. “Gino’s expertise, insight and leadership abilities led our company through a dramatic turnaround following the merging of HEARx and Helix in 2002, and I believe he will continue to serve the company well in this new capacity as we face the challenges ahead. Frank was the ideal candidate to assume the responsibilities of CFO, since he has, along with Gino, performed a masterful job of controlling our costs and aligning our expenses to the current economic realities.”

Chouinard was appointed CFO of HearUSA following its merger with Helix Hearing Care of America Corp. in July 2002, where he had served as Helix’s CFO since 1999. Later he was given the additional role of executive vice president of HearUSA. Before joining Helix, Chouinard served as an audit manager at Ernst & Young from 1992 to 1999. Chouinard received his bachelor’s degree in accounting from the University of Quebec in 1992 and became a chartered accountant in 1994.

Puñal joined HearUSA early last year following 25 years of private and public company experience. Prior to HearUSA, Puñal was CFO for International Bedding Group, Inc., a national bedding manufacturer with revenues of $160 million. He also previously served as vice president and controller of Jacuzzi Brands, Inc., a NYSE company with worldwide revenues of $1.2 billion. Earlier in his career, Puñal was a senior audit manager for Ernst & Young, managing audit engagements for companies in a wide range of industries.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 200 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Pennsylvania, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of over 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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